EXHIBIT 2.1

DESCRIPTION OF SECURITIES

The following summary of the rights of our Class A Common Stock, Class B Common Stock, Class C Capital Stock, and preferred stock (collectively, the “Visionary Holdings Securities”) does not purport to be complete. This summary is subject to and qualified by the provisions of our Articles of Incorporation, as amended and restated from time to time (“Certificate of Incorporation”), our Bylaws, as amended and restated (“Bylaws”). Additionally, the Ontario Business Corporations Act (“OBCA”), as amended, also affects the terms of our capital stock.

Our Amended and Restated Articles of Incorporation, dated August 9, 2024, which are pending the filing of the Articles of Amendment with the Ontario Ministry of Public and Business Service Delivery, provides for (1) the Class A Common Stock, which has one vote per share; (2) the Class B Common Stock, which has 100 votes per share; and (3) the Class C Capital Stock, which has no voting rights unless otherwise required by law. Our Amended and Restated Articles of Incorporation also provides for 100,000,000 shares of preferred stock.

Capital Stock

Visionary Education Technology Holdings Group Inc. (the “Company”, “we”, “us” or “our”) is authorized to issue an unlimited number of Common Shares, which are divided into Class A Common Stock, Class B Common Stock, and Class C Capital Stock, and an unlimited number of Preference Shares, with the rights specified in the Articles of Incorporation.

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, we have one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: the Company’s common shares contained in the sections entitled “Description of Share Capital” in the Registrant's prospectus forming part of its Registration Statement on Form F-1 (File No. 333-263290), as initially filed publicly with the U.S. Securities and Exchange Commission (the “Commission”) on March 4, 2022, and as thereafter amended.

Rights, Preferences, and Restrictions Attaching to Our Common Shares

The Business Corporations Act (Ontario) provides the following rights, privileges, restrictions, and conditions attaching to our Common Shares:

•	Voting Rights: The holders of Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of the shareholders, except where otherwise required by law.
™ Class A Common Stock: Each share is entitled to one (1) vote.
™Class B Common Stock: Each share is entitled to one hundred (100) votes.

•	Class C Capital Stock: These shares carry no voting rights, except where required by law.

•	Conversion Rights: In the event of liquidation, dissolution, or winding up of the Company, each share of Class C Capital Stock automatically converts into one (1) fully paid and nonassessable share of Class A Common Stock.

•	Liquidation Rights: Subject to the rights, privileges, restrictions, and conditions attaching to any other class of shares, holders of Common Shares are entitled to share equally in the remaining property of our Company upon liquidation, dissolution, or winding-up of our Company.

•	Dividends: Common Shares are entitled to receive dividends if, as, and when declared by the Board of Directors.

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Rights, Preferences, and Restrictions Attaching to Our Preference Shares

The Articles of Incorporation authorize the Board of Directors to issue Preference Shares in one or more series and to determine the designation, powers, preferences, and rights of each series, as well as any qualifications, limitations, or restrictions. The Board may establish:

•	Dividend Rights: Preference Shares are entitled to receive dividends when declared by the Board, with the priority or subordination to dividends on Common Shares as determined by the Board.

•	Liquidation Rights: In the event of liquidation, dissolution, or winding-up of the Company, holders of Preference Shares are entitled to be paid the redemption amount plus any declared and unpaid dividends before any distribution to Common Shareholders.

•	Redemption: The Board may redeem Preference Shares at the redemption amount, together with any declared and unpaid dividends, at any time, with or without the consent of the holders of such shares.

•	Voting Rights: Preference Shares generally do not carry voting rights, except when voting on amendments to the Articles of Incorporation that affect the terms of the Preference Shares or to create shares ranking in priority to or on par with the Preference Shares.

Amendment of the Articles of Incorporation

Any special resolution to amend our Articles to delete or vary any preference, right, condition, restriction, or limitation attaching to the Preference Shares, or to create shares ranking in priority to or on par with the Preference Shares, must be approved by at least two-thirds (2/3) of the votes cast at a meeting of the holders of the Preference Shares.

Undesignated Preferred Stock

The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us. These and other provisions may have the effect of deferring or preventing hostile takeovers or delaying or preventing changes in control or management of our company.

Three Classes of Stock

As discussed above, our Class B Common Stock has 100 votes per share, while our Class A Common Stock has one vote per share and our Class C Capital Stock has no voting rights (unless otherwise required by law). As a result of their ownership of a substantial portion of our Class B Common Stock, our majority shareholder currently has the ability to determine the outcome of most matters submitted to a vote of our stockholders. This concentrated voting control could discourage others from initiating any potential merger, takeover, or other change of control transaction that other stockholders may view as beneficial.

Because the Class C Capital Stock has no voting rights (except as required by law), the issuance of Class C Capital Stock will not result in voting dilution to the holders of shares of Class A Common Stock or Class B Common Stock. As a result, the issuance of Class C Capital Stock could prolong the duration of the majority shareholder’s current relative ownership of our voting power and their ability to determine the outcome of most matters submitted to a vote of our stockholders.

So long as the majority shareholder has the ability to determine the outcome of most matters submitted to a vote of our stockholders, third parties may be deterred in their willingness to make an unsolicited merger, takeover, or other change of control proposal, or to engage in a proxy contest for the election of directors. As a result, our three classes of stock may have the effect of depriving our stockholders of an opportunity to sell their shares at a premium over prevailing market prices and make it more difficult to replace our directors and management.

Listing

Our Class A Common Stock is listed on The NASDAQ Global Select Market under the symbols “GV”. Our Class B Common Stock and Class C Capital Stock are not listed on any stock market or exchange.

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